Exhibit 10.05

Stuart Harris, Executor

The Frank Worth Estate

135 First Street

Suite 3E

Keyport, NJ 07735

(732) 264-6845

stu732@gmail.com

October 10, 2011

Memorandum of Understanding

To the President and Directors of Capital Art, Inc.

As Executor of the Frank Worth Estate I have accepted a settlement of $50,000 (fifty thousand dollars) on behalf of the Estate to be paid by Capital Art, Inc. for the funds owed to the Estate by International Images, Ltd..and understand that Capital Art, Inc will make this payment on the schedule agreed in this MOU. Therefore, as Executor of the Frank Worth Estate I agree to exclusively grant Capital Art, Inc all rights in perpetuity to reproduce prints from Frank Worth negatives, to use of the Frank Worth name, signature, and intellectual property in exchange for a Royalty Consideration from Capital Art, Inc. of 7.5% to be paid on all revenue received by Capital Art, Inc. derived from the sale of any and all Frank Worth prints, products and use whatsoever of Frank Worth’s name, likeness, story and biography. Although these rights previously granted International Images were terminated for non payment of royalties owed to the Frank Worth Estate, we have permitted Norman Solomon to have these rights based on his assurance that the agreed settlement would be made on the schedule agreed and by his making a deposit of $10,000 in May, 2011 which we understand was done on behalf of Capital Art, Inc.

Norman Solomon paid the Estate $10,000 as a deposit against the $50,000 due which triggered the settlement agreement. He has promised a second payment by October 10, 2011 and the Estate has agreed to schedule the $20,000 balance due over a five month period at $4,000 per month commencing Dec 1, 2011. Although we agree to officially grant Capital Art, Inc. the rights as stated upon receipt of the $20,000 payment on October 11, 2011 (notification of a wire transfer will suffice), and a formal agreement will soon be legally generated to that effect, this MOU will serve as the interim agreement.

If this payment schedule is not kept, and/or Royalty payments to the Frank Worth Estate are not made on the 15th of each month, based on the previous months revenue, the Frank Worth Estate reserves the right to terminate the Royalty Agreement with Capital Art, Inc. given a 30 day notice to Capital to cure any money due the Estate. Whether or not revenue is generated, Capital Art, Inc agrees to provide the Frank Worth Estate with a monthly statement detailing all activity regarding the Frank Worth Collection.

In concert with adhering to the Settlement payment schedule and the Royalty Consideration, this agreement gives Capital Art, Inc, the right to use Frank Worth’s signature with the Estate seal and other collaterals in any context, including embossing Frank Worth prints, and also grants Capital Art, Inc. all Frank Worth publishing and merchandising rights.

In closing, the Frank Worth Estate recognizes that Capital Art, Inc. has exclusive ownership and all rights to the asset known as the Frank Worth photographic collection and can market, use it as collateral, or 'sell' it at Capital Art's discretion with all Estate rights 'included. If Capital Art, Inc decides to sell the Frank Worth Collection 'all royalty rights ' can be conveyed by CA to a buyer or purchased, at anytime, for $250,000.

Very truly yours,

/s/ Stuart Harris

Stuart Harris

Executor